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                                  UNITED STATES                              OMB APPROVAL
                       SECURITIES AND EXCHANGE COMMISSION        OMB Number:                3235-0145
                             WASHINGTON, D.C. 20549              Expires:           December 31, 1997
                                                                 Estimated average burden
                                                                 hours per response.............14.90

                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO. ___)*


                                   CYMER, INC.
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)


                                  Common Stock
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                   232572 10 7
--------------------------------------------------------------------------------
                                 (CUSIP NUMBER)


*The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                                Page 1 of 9 Pages

CUSIP NO. 232572 10 7               13G                       PAGE 2 OF 9 PAGES


    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Kenneth M. Deemer

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)   /X/
                                                                      (b)   / /
    3       SEC USE ONLY


    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
                                5         SOLE VOTING POWER

         NUMBER OF                        8,000
           SHARES
        BENEFICIALLY            6         SHARED VOTING POWER
       OWNED BY EACH
         REPORTING                        775,318
        PERSON WITH             7         SOLE DISPOSITIVE POWER

                                          8,000
                                8         SHARED DISPOSITIVE POWER

                                          775,318

    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     783,318
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*


    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     5.7%
    12      TYPE OF REPORTING PERSON*

                     IN

                       *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP NO. 232572 10 7               13G                       PAGE 3 OF 9 PAGES

    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Jonathan E. Funk

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)   /X/
                                                                    (b)   / /
    3       SEC USE ONLY


    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
                                5         SOLE VOTING POWER

         NUMBER OF                              N/A
           SHARES
        BENEFICIALLY            6         SHARED VOTING POWER
       OWNED BY EACH
         REPORTING                        775,318
        PERSON WITH             7         SOLE DISPOSITIVE POWER

                                                   N/A
                                8         SHARED DISPOSITIVE POWER

                                          775,318

    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     775,318
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*


    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     5.6%
    12      TYPE OF REPORTING PERSON*

                     IN

                       *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP NO. 232572 10 7               13G                       PAGE 4 OF 9 PAGES


    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Wayne B. Kingsley

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)   /X/
                                                                     (b)   / /
    3       SEC USE ONLY


    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
                                5         SOLE VOTING POWER

         NUMBER OF                        2,000
           SHARES
        BENEFICIALLY            6         SHARED VOTING POWER
       OWNED BY EACH
         REPORTING                        775,318
        PERSON WITH             7         SOLE DISPOSITIVE POWER

                                          2,000
                                8         SHARED DISPOSITIVE POWER

                                          775,318

    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     777,318
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*


    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     5.6%
    12      TYPE OF REPORTING PERSON*

                     IN

                       *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP NO. 232572 10 7               13G                       PAGE 5 OF 9 PAGES


    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            David B. Jones

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)   /X/
                                                                  (b)  / /
    3       SEC USE ONLY


    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
                                5         SOLE VOTING POWER

         NUMBER OF                              N/A
           SHARES
        BENEFICIALLY            6         SHARED VOTING POWER
       OWNED BY EACH
         REPORTING                        775,318
        PERSON WITH             7         SOLE DISPOSITIVE POWER

                                                   N/A
                                8         SHARED DISPOSITIVE POWER

                                          775,318

    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     775,318
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*


    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     5.6%
    12      TYPE OF REPORTING PERSON*

                     IN

                       *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP NO. 232572 10 7               13G                       PAGE 6 OF 9 PAGES


    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Keith R. Larson

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)   /X/
                                                                     (b)   / /
    3       SEC USE ONLY


    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
                                5         SOLE VOTING POWER

         NUMBER OF                              N/A
           SHARES
        BENEFICIALLY            6         SHARED VOTING POWER
       OWNED BY EACH
         REPORTING                        775,318
        PERSON WITH             7         SOLE DISPOSITIVE POWER

                                                   N/A
                                8         SHARED DISPOSITIVE POWER

                                          775,318

    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     775,318
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*


    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     5.6%
    12      TYPE OF REPORTING PERSON*

                     IN

                       *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP No. 232572 10 7                                      Page 7 of 9 Pages


ITEM 1.

         (a)      NAME OF ISSUER      Cymer, Inc.

         (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  16275 Technology Drive
                  San Diego, CA 92127-1815

ITEM 2.

         (a)      NAME OF PERSON FILING

                  Kenneth M. Deemer
                  Jonathan E. Funk
                  Wayne B. Kingsley
                  Keith R. Larson
                  David B. Jones

         (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

                  c/o InterVen Partners
                  1011 Swarthmore, Suite 5
                  Pacific Palisades, CA  90272

         (c)      CITIZENSHIP

                  United States

         (d)      TITLE OF CLASS OF SECURITIES

                  Common Stock

         (e)      CUSIP NUMBER

                  232572 10 7

ITEM 3.           N/A

ITEM 4.

         (a)      AMOUNT BENEFICIALLY OWNED

                  785,318 Common Shares held at 12/31/96(1)

CUSIP No. 232572 10 7                                         Page 8 of 9 Pages

         (b)      PERCENT OF CLASS
                           5.7%

         (c)      NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

              (i)  Sole power to vote or to direct the vote                   10,000  (1)
             (ii)  Shared power to vote or to direct the vote                 775,318 (1)
            (iii)  Sole power to dispose or direct the disposition of         10,000  (1)
             (iv)  Shared power to dispose or direct the disposition of       775,318 (1)

ITEM 5.           N/A

ITEM 6.           N/A

ITEM 7.           N/A

ITEM 8.           N/A

ITEM 9.           N/A


--------

1) Messrs. Deemer, Funk, Kingsley, Jones and Larson are general partners of InterVen II LP which owns 772,050 shares of the Issuer. Messrs. Deemer, Funk, Kingsley and Larson are general partners of InterVen Ventures 1987 which owns 3,268 shares of the Issuer. The respective general partners have the shared power to vote, direct the vote, dispose and direct the disposition of the shares held by InterVen II L.P. and Interven Ventures 1987. Mr. Kingsley owns 2,000 shares of the Issuer individually and Mr. Deemer owns 8,000 shares of the issuer registered in the name of InterVen Partners, Inc. Retirement Plan FBO Kenneth M. Deemer.

CUSIP No. 544183 10 6                                         Page 9 of 9 Pages

ITEM 10.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. The undersigned hereby agree to file this Form 13G together.

                                            February 13, 1997
                                            ____________________________________
                                                   Date

                                             /s/ Jonathan E. Funk
                                            ____________________________________
                                            Jonathan E. Funk

                                             /s/ Kenneth M. Deemer
                                            ____________________________________
                                            Kenneth M. Deemer

                                             /s/ Wayne B. Kingsley
                                            ____________________________________
                                            Wayne B. Kingsley

                                             /s/ David B. Jones
                                            ____________________________________
                                            David B. Jones

                                             /s/ Keith R. Larson
                                            ____________________________________
                                            Keith R. Larson